SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934, as amended (Amendment No. __)

Filed by the Registrant /X/
Filed by a Party other than the Registrant /  /

Check the appropriate box:
/   /     Preliminary Proxy Statement
/   /     Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/     Definitive Proxy Statement
/   /     Definitive Additional Materials
/   /     Soliciting Material under Rule14a-12

OMI Corporation
_________________________________________________________________________________________________________
(Name of Registrant as Specified In Its Charter)

__________________________________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

 Payment of Filing Fee (Check the appropriate box):
/X/ No fee required
/  /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

/ /	Fee paid previously with preliminary materials.
/ /	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by the registration statement number, or the form or schedule and the date of its filing.
(1)	Amount previously paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

OMI CORPORATION • One Station Place • Stamford, CT 06902

March 29, 2005

Dear Stockholder:

You are cordially invited to attend the 2005 annual meeting of OMI Corporation stockholders to be held at One Station Place, Stamford, Connecticut 06902, on Thursday, May 19, 2005 at 9:00 a.m.

Matters to be considered and acted upon by our stockholders include the election of directors and the ratification of the appointment of OMI Corporation’s independent registered public accounting firm. These matters and the procedures for voting your shares are discussed in the accompanying Notice of Annual Meeting and Proxy Statement.

The vote of every stockholder is important regardless of the number of shares owned. Accordingly, your prompt cooperation in signing, dating, and mailing the enclosed proxy will be appreciated.

Sincerely,

CRAIG H. STEVENSON, JR.
Chairman of the Board and Chief Executive Officer

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS
OF OMI CORPORATION
TO BE HELD ON
MAY 19, 2005

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of OMI Corporation will be held at One Station Place, Stamford, CT 06902, on Thursday, May 19, 2005, at 9:00 a.m. (Eastern Daylight Savings Time), for the following purposes:

(1)	To elect three directors (Class I) for a three-year term, each to hold office until his successor shall be duly elected and qualified;

(2)	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of OMI Corporation and subsidiaries for the year ending December 31, 2005; and

(3)	To consider and act on such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on March 21, 2005 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

A complete list of the stockholders entitled to vote at the meeting will be located at the offices of OMI Corporation, One Station Place, Stamford, Connecticut, at least 10 days prior to the meeting.

By Order of the Board of Directors

FREDRIC S. LONDON
Secretary

Stamford, Connecticut
March 29, 2005

IMPORTANT

PLEASE DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED STAMPED, ADDRESSED ENVELOPE SO THAT IF YOU ARE UNABLE TO ATTEND THE MEETING YOUR SHARES MAY NEVERTHELESS BE VOTED.

PROXY STATEMENT

The following statement is submitted to stockholders in connection with the solicitation of proxies for the Annual Meeting of Stockholders of OMI Corporation (“OMI’’ or the “Company’’) to be held May 19, 2005. OMI’s corporate headquarters is located at One Station Place, Stamford, Connecticut 06902. The Annual Meeting will be held at One Station Place, Stamford, CT 06902.

ABOUT THE MEETING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of OMI is soliciting your proxy to vote at the 2005 Annual Meeting of Stockholders. You are invited to attend the Annual Meeting, and OMI requests that you vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

The Company intends to mail this proxy statement and accompanying proxy card on or about March 31, 2005 to all stockholders of record entitled to vote at the Annual Meeting.

The election of directors requires a plurality of shares present at the meeting in person or by proxy and entitled to vote.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 21, 2005 will be entitled to vote at the Annual Meeting. On the record date, there were approximately 85,577,344 shares of common stock outstanding and entitled to vote.

There are 2,844 holders of record and, additionally, approximately 58,922 beneficial stockholders.

Stockholder of Record: Shares Registered in Your Name

If on March 21, 2005 your shares were registered directly in your name with OMI’s transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, OMI urges you to fill out and return the enclosed proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 21, 2005 your shares were held electronically in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You may do so by filling out and returning the enclosed proxy card. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent. If you do not vote, your broker is permitted to vote your shares for the election of the nominees and for the ratification of Deloitte & Touche LLP.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of three Class I directors to hold office until the 2008 Annual Meeting of Stockholders;

•	Ratification of the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2005.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may abstain from voting for any nominee you specify. For any other matter to be voted on, you may vote “For” or “Against” or abstain from voting. If no specification is made, the proxies will be voted FOR the nominees as directors and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. The procedures for voting are fairly simple:

Voting by Proxy

You may vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, OMI urges you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

Attendance and Voting at the Annual Meeting

If you own shares of record, you may attend the Annual Meeting and vote in person, regardless of whether you have previously voted by proxy. If you own shares in street name, you may attend the Annual Meeting but in order to vote your shares at the meeting you must obtain a “legal proxy” from the bank or brokerage firm that holds your shares. You should contact your bank or brokerage account representative to learn how to obtain a legal proxy. We encourage you to vote your shares in advance of the Annual Meeting by one of the methods described above, even if you plan on attending the Annual Meeting. If you have already voted prior to the meeting, you may nevertheless change or revoke your vote at the Annual Meeting in the manner described above.

The solicitation of the proxy enclosed with this Proxy Statement is made by and on behalf of the Board of Directors of OMI. The cost of this solicitation will be paid by OMI. Such costs include preparation, printing and mailing of the Notice of Annual Meeting, form of proxy and Proxy Statement, which are enclosed. The solicitation will be conducted principally by mail, although directors, officers and employees of OMI and its subsidiaries (at no additional compensation) may solicit proxies personally or by telephone. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for proxy material to be sent to their principals and OMI will reimburse such persons for their expenses in so doing. OMI is also retaining Investor Com, Inc. to solicit proxies and will pay it a fee of $5,000.

Security Ownership of Certain Beneficial Owners and Management of OMI

The following tables sets forth, as of March 21, 2005, certain information with respect to (i) each person known to OMI to be the beneficial owner of more than five percent (5%) of OMI’s Common Stock, which is the only class of outstanding voting securities, (ii) each director, (iii) each of certain executive officers, (iv) the Board Nominees and (v) all directors and all executive officers as a group:

	Name and Address of	Amount and Nature of	Percent
	Beneficial Owner	Beneficial Ownership (1)	of Class

FMR Corp.		6,027,113	7.0
82 Devonshire Street
Boston, MA 02109
Craig H. Stevenson, Jr. (2)		703,925	*
Robert L. Bugbee (3)		500,868	*
Kathleen C. Haines (4)		157,607	*
Fredric S. London (5)		418,119	*
Cameron K. Mackey (6)		29,000	*
James Hood (7)		115,465	*
Michael Klebanoff (8)		534,539	*
James D. Woods (8)		30,574	*
Donald C. Trauscht (8)		63,574	*
Philip J. Shapiro (9)		50,574	*
All directors, nominees and executive officers as a group (10 persons)		2,604,245	3.0

*	Represents holdings of less than one percent.

(1)
Includes all shares with respect to which each person, executive officer or director directly, through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote or to direct voting of such shares or to dispose or to direct the disposition of such shares. With respect to non-employee directors, includes shares that may be purchased under currently exercisable stock options and with respect to executive officers and non-employee directors, includes shares held under the OMI Corporation Savings Plan and the OMI Corporation Executive Savings Plan and restricted shares awarded on July 2, 2001, April 3, 2002, September 12, 2003, September 25, 2003, September 30, 2003, June 9, 2004 and December 1, 2004 pursuant to the OMI Corporation 2001 Restricted Stock Plan and the OMI Corporation 2003 Stock Incentive Plan (the “Restricted Stock Award Plans”). For a description of the Restricted Stock Awards see footnote 3 under Summary Compensation Table on page 12.

(2)	Includes 2,000 shares held in a corporation in which the executive has no interest but his spouse owns a 50% interest, and 401,344 restricted shares.

(3)	Includes 1,000 shares owned by his spouse and 260,214 restricted shares.

(4)	Includes 130,422 restricted shares.

(5)	Includes 24,000 shares owned by his children and 130,422 restricted shares.

(6)	Includes 29,000 restricted shares.

(7)	Includes options to purchase 50,000 shares and 25,574 restricted shares.

(8)	Includes 25,574 restricted shares.

(9)	Includes 25,574 restricted shares and options to purchase 20,000 shares. Does not include options to purchase 10,000 shares which are not currently exercisable.

ELECTION OF DIRECTORS

Pursuant to OMI’s Articles of Incorporation and By-Laws, the Board of Directors of OMI is divided into three classes as set forth in the following table. Each class consists of three directors. Class III has one vacancy which is not proposed to be filled at this time. The directors in each class hold office for staggered terms of three years. The three Class I directors, Messrs James N. Hood, Philip J. Shapiro and Robert Bugbee whose present terms expire in 2005, are being proposed for new three year terms (expiring in 2008) at this Annual Meeting. Mr. Hood was elected director on June 17, 1998 upon the spin-off of the Company from its former parent and was re-elected most recently May 23, 2002. Mr. Shapiro was elected director by the Board of Directors on April 3, 2002 and re-elected by stockholders on May 23, 2002. Mr. Bugbee was elected director on January 15, 1998 when the Company was incorporated and re-elected most recently by stockholders on May 23, 2002.

The nominees in Class I are willing to serve as directors, but if any nominee becomes unable to serve prior to the Annual Meeting, the persons named as Proxies have discretionary authority to vote for a substitute nominee named by the Board of Directors, or the Board of Directors may reduce the number of directors to be determined and elected.

The Board of Directors recommends a vote in favor of the election of the nominees for directors.

The following table sets forth certain information regarding the members of, and nominees for the Board of Directors:

		Class and
		Year in		First
Name and Other		Which Term	Principal	Became a
Information	Age	Will Expire	Occupation	Director

NOMINEES FOR ELECTION AT THE 2005 ANNUAL MEETING

Robert Bugbee	44	Class I	Chief Operating Officer and	1/15/98
		2008	President of OMI Corporation
James N. Hood	70	Class I	Self employed; former President and Chief	6/17/98
		2008	Executive Officer of Teekay Shipping Corporation
Philip J. Shapiro	52	Class I	President and Chief Executive Officer of	4/03/02
		2008	Liberty Maritime Corporation

DIRECTORS WHOSE TERMS CONTINUE

Craig H. Stevenson, Jr.	51	Class II	Chairman of the Board and Chief	1/15/98
		2006	Executive Officer of OMI Corporation
James D. Woods	73	Class II	Chairman Emeritus and Retired Chief	6/17/98
		2006	Executive Officer of Baker Hughes Inc.
Michael Klebanoff	84	Class III	Private investor; Chairman Emeritus of	6/17/98
		2007	OMI Corporation
Donald C. Trauscht	71	Class III	Chairman, BW Capital Corporation	12/01/00
		2007

GOVERNANCE OF THE COMPANY

Our business, property and affairs are managed by, or are under the direction of, the Board of Directors pursuant to the Business Corporations Act of the Republic of the Marshall Islands and our by-laws. Members of the Board of Directors are kept informed of the Company’s business through discussions with the Chief Executive Officer, the President and the Senior Vice Presidents, by reviewing materials provided to them and by participating in meetings of the Board and its committees.

During 2004, there were nine Board of Directors’ meetings of the Company. All directors attended at least eight of the meetings. The Company encourages, but does not require, directors to attend the annual meeting of stockholders. All but one director attended the 2004 meeting.

We have been continuing our review of our corporate governance policies and practices. This review includes a comparison of our current policies and practices to those suggested by authorities active in corporate governance and practices of other public companies. Based upon this review we have adopted and we expect to adopt in the future any changes that the Board of Directors believes are the best corporate governance policies and practices for the Company. We believe we are in compliance with all current requirements of the Sarbanes-Oxley Act of 2002 and of the New York Stock Exchange. We will adopt changes, as appropriate, to maintain such compliance.

Profile of Directors

Robert Bugbee was elected President effective January 25, 2002. He was previously elected Executive Vice President effective January 1, 2001, Director and Senior Vice President in 1998 and Chief Operating Officer in March 2000. He was Senior Vice President of OMI Corp., a Delaware corporation from which the Company was spun off in June 1998 (“Old OMI”), from August 1995 to June 1998. Mr. Bugbee joined Old OMI in February 1995.

James N. Hood is self employed. He was President and Chief Executive Officer of Teekay Shipping Corporation from 1992 to 1998, Director of Teekay Shipping Corporation from 1993 to 1998 and consultant to Teekay Shipping Corporation from 1998 to 2000. In addition to his 34 years of shore service in various senior management positions, Captain Hood served at sea for 19 years, including four years of command experience.

Philip J. Shapiro has been President and Chief Executive Officer of Liberty Maritime Corporation, the largest privately held independent operator of U.S. flag dry bulk vessels and which also operates international flag dry bulk vessels, since 1988.

Craig H. Stevenson Jr. was appointed President and Chief Executive Officer of the Company in 1998 and was elected Chairman of the Board of Directors that year. Mr. Stevenson was President until January 25, 2002 when Mr. Robert Bugbee was promoted from Executive Vice President to President of the Company. Mr. Stevenson had been Chief Executive Officer of Old OMI from January 1997 and was President of Old OMI from November 1995 to June 1998.

James D. Woods is Chairman Emeritus of Baker Hughes Inc., one of the largest companies in the oil-services industry, and worked for its predecessor from 1955 to 1997. From January 1989 until January of 1997 Mr. Woods was Chairman of the Board and Chief Executive Officer of Baker Hughes Inc. Mr. Woods is also a director of Varco International Inc., Esco Technologies, United States Energy Company, Inc., and Foster Wheeler, Ltd.

Michael Klebanoff is a private investor. He was President of Old OMI from 1969 to 1983 and was Chairman of the Board of Old OMI from 1983 until November 1995.

Donald C. Trauscht has been Chairman, BW Capital Corporation since 1966. From 1967 to 1995, Mr. Trauscht held a number of positions at Borg Warner Corporation, including Chairman and Chief Executive Officer. Mr. Trauscht is a director of Esco Technologies, Inc., Bourns, Inc. and its subsidiary, Recon Optical Inc., and Integrated Electrical Services, Inc.

Independent Directors

The Board of Directors has determined affirmatively that all of the current directors and nominees for directors, except Mr. Stevenson and Mr. Bugbee, have no material relationship with the Company and are “independent” for purposes of the New York Stock Exchange listing standards and rules implementing the Sarbanes-Oxley Act of 2002. The Company has three standing committees: Audit, Compensation and Nominating/Corporate Governance. All members of the committees qualify as independent as defined above.

Presiding Director

In December 2002, the Board of Directors created a new position of presiding director, whose primary responsibility is to preside over periodic executive sessions of the Board in which management directors and other members of management do not participate. The presiding director also advises the Chairman of the Board with respect to agendas and information requirements relating to Board and committee meetings and performs other duties that the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities. The non-management members of the Board of Directors have designated James D. Woods to serve in this position until the Board meeting next following the 2005 annual meeting of stockholders. During 2004, the non-management directors met in executive session four times with Mr. Woods presiding.

Certain Transactions and Business Relationships

No current director or nominee for director had any business relationship with the Company in 2004 other than in his capacity as officer or director.

Committees of the Board

The Audit Committee, comprising Messrs. Trauscht (Chairman), Shapiro and Klebanoff, performs functions traditionally performed by audit committees and those now required by the New York Stock Exchange and applicable law, including engaging the independent registered public accounting firm to be appointed by the Company, reviewing the results of each year’s audit and each quarter’s financial results, evaluating any recommendations the independent registered public accounting firm may propose with respect to the Company’s internal controls and procedures and overseeing the responses made to any such recommendations. In 2004, the Audit Committee met seven times for the purpose of reviewing quarterly and annual financial results and reports, audit procedures and inquiring into financial, legal, and other matters. The Compensation Committee, comprising Messrs. Shapiro (Chairman) and Woods, reviews and determines the compensation of the Company’s executives and makes recommendations to the Board with respect to incentive compensation plans and equity-based plans for senior management, and at the request of Board of Directors, evaluates and makes recommendations to the Board in respect of director compensation. The Compensation Committee met two times for the purpose of reviewing overall compensation and employee benefit practices and programs. The Nominating/Corporate Governance Committee, comprising Messrs. Woods (Chairman), Hood and Trauscht identifies and recommends individuals qualified to become members of the Board of Directors to fill vacancies on the Board, recommends the director nominees for the next annual meeting of stockholders and develops and recommends to the Board a set of corporate governance principles applicable to the Company. In 2004, the Nominating/Corporate Governance Committee met three times for the purpose of reviewing the Company’s corporate governance policies and practices and recommending that the Class III Directors be elected at the 2004 annual meeting. Each director attended all meetings of committees of which the director was a member, except one director missed one Audit Committee meeting.

Report of the Audit Committee

The functions of the Audit Committee of OMI Corporation are to engage the independent registered public accounting firm of the Company, review the Company’s financial statements and reporting, the adequacy of the Company’s internal controls and financial reporting process and the reliability of the Company’s financial statements, the performance of its audit and internal functions and its compliance with legal and regulatory requirements and to assess the areas of risk in the Company’s business and the manner of dealing with those risks. The Board has determined that Donald Trauscht and Michael Klebanoff, members of the committee, meet the requirements and qualify as “audit committee financial experts” as defined in the final rules implementing the Sarbanes-Oxley Act of 2002 and all members meet the New York Stock Exchange standards with respect to having accounting or related financial management expertise. The Board has adopted a written charter setting out the organizational parameters, role and responsibility of the Audit Committee and the audit related functions in more detail. A copy of the committee’s charter can be viewed on our website at http://www.omicorp.com.

In performance of its functions, the committee reviewed the audited financial statements for the year 2004, including the Management Discussion and Analysis, discussed the statements with management and with Deloitte & Touche LLP, the Company’s external independent registered public accounting firm, both with and without management present and received from, reviewed and discussed with Deloitte & Touche, a letter regarding the responsibilities of the independent registered public accounting firm, which letter and discussion included the items required by Independence Standards Board Standard No. 1 and Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). The Audit Committee also discussed with the Company’s senior management and independent registered public accounting firm the process used for certifications by the Company’s Chief Executive Officer and Chief Financial Officer which is required by the Securities and

Exchange Commission and the Sarbanes-Oxley Act of 2002 for certain of the Company’s filings with the Securities and Exchange Commission. It reviewed the process for the Company to comply with Section 404 of the Sarbanes-Oxley Act of 2002 in respect of its internal controls and discussed the process and controls, the testing of the controls and the audit of the controls with management, outside consultants and the Company’s independent registered public accounting firm. Management stated that the Company maintained effective internal control over financial reporting as of December 31, 2004 in all material respects.

The independent registered public accounting firm audited and expressed opinions concerning the annual financial statements prepared by management, the Company’s controls in effect and the management’s assessment of the Company’s controls. It opined that the financial statements fairly present the financial position, results of operation and cash flows of the Company in conformity with accounting principles generally accepted in the United States of America, that the Company’s internal control over financial reporting was effective as of December 31, 2004 and management’s assessment of the effectiveness of the internal control over financial reporting is fairly stated. The independent registered public accounting firm discussed with the Audit Committee any issues they believe should be raised with the Audit Committee. As a result of these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Annual Report on Form 10-K for fiscal year 2004.
Donald C. Trauscht, Chairman
Michael Klebanoff
Philip J. Shapiro

Report of the Nominating/Corporate Governance Committee

The OMI Board of Directors’ Nominating/Corporate Governance Committee identifies and recommends individuals qualified to become directors to fill vacancies in the Board and recommends to the Board of Directors the director nominees for the next annual meeting of stockholders. In identifying candidates to be directors, the committee seeks persons it believes to be knowledgeable in the business of the Company or some aspect of it which makes it likely the persons will benefit the Company and are of a character the committee believes reflects the high standards of honesty and integrity desired of the Company. The committee has not rejected any candidate proposed by security holders.

A copy of the committee’s charter and the Company’s governance principles can be viewed on our website at http://www.omicorp.com.

Stockholders who wish to recommend individuals for consideration by the Nominating/Corporate Governance Committee to become nominees for election to the Board of Directors may do so by submitting a written recommendation to the committee in accordance with the procedures set forth below in this Proxy Statement under the heading “Shareholder Proposals.” For nominees for election to the Board of Directors proposed by stockholders to be considered, the following information concerning each nominee must be timely submitted in accordance with the required procedures: (1) the nominee’s name, age, business address, residence address, principal occupation or employment, the number of shares of the Company’s common stock the nominee beneficially owns and any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations thereunder; and (2) as to the stockholder proposing such nominee, that stockholder’s name and address, the number of shares of the Company’s common stock the stockholder beneficially owns, a description of all arrangements and understandings between the stockholder and the nominee or any other person (including their names) pursuant to which the nomination is made, a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person named in its notice and any other information relating to the stockholder that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations thereunder.

The notice must also be accompanied by a written consent of the proposed nominee to being named as a nominee and to serve as a director if elected.
James D. Woods, Chairman
James N. Hood
Donald C. Trauscht

Report of the Compensation Committee

The OMI Board of Directors’ Compensation Committee is responsible for the administration of OMI’s senior executive compensation program. It reviews all aspects of senior executive compensation, including incentive compensation and equity-based plans, and recommends to the Board of Directors annual and long-term components of the compensation of the Chief Executive Officer and named executive officers. A copy of the committee’s charter can be viewed on our website at http://www.omicorp.com. The committee comprises Messrs. Shapiro (Chairman) and Woods.

Compensation Philosophy

OMI’s senior executive compensation program, which governs compensation paid to senior executive officers is designed to:

(1)	encourage senior executives to identify with the goals and objectives of the Company and to reward the achievement of those goals and objectives;

(2)	acknowledge individual contributions of executives in achieving corporate goals;

(3)	encourage executives to be creative and aggressive, within the bounds of sound reason, in working toward Company and shareholder objectives;

(4)	sufficiently relate compensation to performance to encourage highly focused attention to corporate goals, while at the same time incorporating recognition of the cyclical nature of the shipping industry;

(5)	provide an appropriate mix of short and long-term compensation to reward both current performance and future commitment to OMI; and

(6)	establish a working environment that encourages talent, rewards good judgment, and maintains a quality working environment.

In the cyclical bulk shipping market, the knowledge and judgment of a company’s senior executives are particularly critical to the success of the enterprise. A lost opportunity may not be presented again for many years. Therefore, OMI’s senior executive compensation program takes into account not only the normal financial considerations, but also, through discussions with the Company’s senior executives and through presentations at Board of Directors meetings, an assessment of how well the executive has judged and reacted to the programs and opportunities presented to OMI in the course of market changes.

OMI’s senior executive compensation program includes base salary and a program which provides both bonus based upon the Company’s financial performance and equity participation in the Company which rewards the executive for strong performance of the Company’s stock price. All of the senior executives have been awarded restricted shares and own other stock. The executives have the incentive to make strategic decisions that will position the Company for future long-term success, improve the efficiency, quality and safety of shipping operations and efforts to develop and improve the business of the Company.

Annual Compensation and Long Term Awards

Base salaries of OMI’s Chief Executive Officer and other named executive officers paid in 2004 are listed in the Executive Compensation Table on page 12. Base salaries are reviewed annually by the Compensation Committee. Upward adjustments of base salaries are determined by an assessment of the base salaries included in employment contracts for the Chief Executive Officer and the other named executive officers, recent issues and difficulties addressed by the Chief Executive Officer and the other named executive officers, efforts expended to carry out job responsibilities, general pay practices of similar companies with similar job categories and internal equitable considerations. OMI tries to maintain a competitive salary structure in order to attract and retain the highly qualified individuals necessary to ensure OMI prospers. The Board of Directors has increased the salary component for 2005 for all senior officers except Mr. Mackey, whose compensation was established for 2005 when he was named to his current position. The increases range from 11% to 25%, and are based on our view of the positions as well as performance of the individuals. The salary increases, and the awards of bonuses as described below were done after review by the Compensation Committee of both the performance by each executive and the comparable compensation paid by those with whom the Company competes for talent.

Bonuses, along with increases in base salaries, provide the short-term incentive portion of executive compensation at OMI. The Compensation Committee adopted a plan during 2003 which provides senior management bonuses as a percentage of annual salary based upon the net income of the Company excluding gains and losses from asset dispositions. Bonuses can range from 0% if the Company has meager earnings up to 150% if earnings are especially strong. The target for 150% bonus in 2004 was $95 million net earnings, which was 25% above the Company’s record 2003 year. Actual earnings were $245.7 million, approximately 160% above the target and approximately 225% above the previous record year. These results were adjudged to result substantially from decisions made by, and performance of senior management. The committee determined to pay an additional 150% to its two most senior officers and an additional 55% to another senior offier as a reward for their performance and as an incentive to maintain and improve the Company’s performance. The bonuses reflected the committee’s belief that the senior management of the Company performed extremely well and helped the Company achieve record performance.

In 2003, stockholders approved the adoption of the OMI Corporation 2003 Stock Incentive Plan, which authorized the issuance of up to 4,000,000 shares of common stock in the form of options and restricted shares, of which 1,400,000 shares of stock may be awarded as restricted stock. No options have been awarded to senior management since 2000. The Committee awarded restricted stock to senior executives during 2004 in conformity with its plan and based upon the performance of the Company during the year. The restrictions lapse equally in 2007, 2008 and 2009, providing the longer terms incentive for management to continue its excellent performance.
Philip J. Shapiro, Chairman
James D. Woods

Compensation Committee Interlocks and Insider Participation

The Compensation Committee comprises Messrs. Shapiro and Woods, both of whom are directors of the Company and neither of whom is or has been an officer of the Company or any of its subsidiaries. Neither has provided services to the Company other than in their roles as director and committee members, nor has either received other remuneration from the Company aside from directors’ fees.

Corporate Code of Ethics

We have had a Corporate Code of Ethics for many years. We require all directors, officers and employees to adhere to our Code of Ethics in addressing legal and ethical issues encountered in conducting their work for the Company. The Code of Ethics requires that our directors, officers, and employees avoid conflicts of interest, comply with all applicable laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. In February 2005, all of our directors, officers and employees were required to certify that they had read, understood and were obligated to comply with the policies and principles set forth in the Code of Ethics.

Directors, officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics. The Sarbanes-Oxley Act of 2002 requires companies to have procedures to receive, retain and direct complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We have such procedures in place.

The Company’s Corporate Code of Ethics can be viewed on our website at http://www.omicorp.com.

COMPENSATION

Director Compensation

Directors who are also officers or employees of the Company do not receive any fees or remuneration for services as members of the Board of Directors or of any committee thereof.

At the request of the Board of Directors, during 2003 the Compensation Committee reviewed director compensation, with the help of an independent consultant. The review concluded directors are spending substantially more time due to increased requirements from laws and stock exchange rules and the committee recommended that director compensation should be increased to reflect that additional time expended and the more difficult regulatory environment. The Board of Directors accepted the recommendation. At that time, the directors’ compensation was increased and each director is paid a $35,000 annual retainer, a restricted stock award of shares equal in value at the grant date to the amount of the retainer, meeting attendance fees of $1,500 per board or committee meeting attended, and committee membership fees of $5,000 (except the membership on the Audit Committee, which is expected to demand more time, is $7,500), with the chairman receiving double the amount. The Presiding Director receives an additional $20,000. In 2004, the value of the award of restricted stock was approximately $63,000, which exceeded the value of the retainer of $35,000, but was deemed appropriate due to the performance of the Company.

Executive Compensation

The Summary Compensation Table shows the compensation paid by the Company in 2002, 2003 and 2004 to each of the Company’s five most highly compensated executive officers and one officer who resigned during the year (the “named executive officers’’).

SUMMARY COMPENSATION TABLE

					Long -Term
		Annual Compensation			Compensation Awards

				Other
				Annual		Options	All Other
Name and		Salary	Bonus	Compensation	Restricted	SARs	Compensation
Principal Position	Year	($) (1)	($) (1)	($) (2)	Awards (#/$)	(#)	($) (5)

Craig H. Stevenson, Jr.	2004	827,692	2,400,000	7,598	88,172/1,051,892(3)	0	115,460
Chairman of the Board and	2003	700,000	1,050,000	8,111	88,172/627,785(3)	0	57,225
Chief Executive Officer	2002	600,000	300,000	13,514	0	0	69,102

Robert Bugbee	2004	620,769	1,800,000	1,256	55,107/657,427(3)	0	85,756
President and	2003	525,000	787,500	6,519	55,107/392,362(3)	0	41,728
Chief Operating Officer	2002	450,000	225,000	7,454	0	0	51,792

Kathleen C. Haines	2004	383,000	700,000	1,256	27,711/330,592(3)	0	54,510
Sr. Vice President, Chief	2003	330,000	495,000	1,209	27,711/197,302(3)	0	29,006
Financial Officer and	2002	310,000	155,000	1,209	0	0	36,042
Treasurer

Fredric S. London	2004	383,000	555,000	9,189	27,711/330,592(3)	0	59,576
Sr. Vice President, General	2003	330,000	495,000	9,956	27,711/197,302(3)	0	30,946
Counsel and Secretary	2002	310,000	155,000	7,809	0	0	37,218

Cameron K. Mackey(6)	2004	175,039	250,000	1,256	24,000/492,720(4)	0	5,798
Sr. Vice President
OMI Marine Services LLC

Henry Blaustein(7)	2004	126,269	0	0	0	0	474,929
Sr. Vice President	2003	350,000	525,000	1,209	29,391/209,264(3)	0	32,364
	2002	325,000	162,500	1,209	0	0	38,928

(1)	Represents amounts earned in the relevant year. In some instances, the payment of all or a portion may have been deferred to a subsequent year.

(2)
The Company pays the costs of a membership, including dues and assessments, for a club to be used for business purposes by senior executives. The amounts listed represent such costs and a car allowance in the amount of $1,256 per year.

(3)
For 2004, represents restricted shares awarded on June 9, 2004. For 2003, represents restricted shares awarded on September 12, 2003 under the OMI Corporation 2003 Stock Incentive Plan. Restrictions on one-third of the shares in each award will lapse on the third anniversary of the award; restrictions on the other two-thirds will lapse equally on the fourth and fifth anniversaries of the award. All restrictions lapse in the event of a Change in Control (as defined in the employment contract referred to below under Employment Contracts). During the restriction period each participant is entitled to any dividends paid on the shares.

(4)	In the case of Mr. Mackey, represents restricted shares awarded on December 1, 2004.

(5)
Includes (i) amounts contributed under the OMI Corporation Savings Plan and OMI Corporation Executive Savings Plan in 2004 for Mr. Stevenson at a value of $112,737, for Ms. Haines at a value of $52,755, for Mr. London at a value of $55,755, for Mr. Bugbee at a value of $84,572, for Mr. Mackey at a value of $5,334 and for Mr. Blaustein at a value of $39,100, and in 2004 amounts reflecting the cost of group-term life insurance coverage for Mr. Stevenson at a cost of $2,723, for Ms. Haines at a cost of $1,757, for Mr. London at a cost of $3,821, for Mr. Bugbee at a cost of $1,184, for Mr. Mackey at a cost of $464 and for Mr. Blaustein at a cost of $1,752, (ii) amounts contributed under the OMI Corporation Savings Plan and OMI Corporation Executive Savings Plan in 2003 for Mr. Stevenson at a value of $55,056, for Ms. Haines at a value of $28,376, for Mr. London at a value of $29,149, for Mr. Bugbee at a value of $41,308 and for Mr. Blaustein at a value of $29,592 and in 2003 amounts reflecting the cost of group-term life insurance coverage for Mr. Stevenson at a cost of $2,169, for Ms. Haines at a cost of $630, for Mr. London at a cost of $1,806, for Mr. Bugbee at a cost of $420 and for Mr. Blaustein at a cost of $2,772, (iii) amounts contributed under the OMI Corporation Savings Plan and OMI Corporation Executive Savings Plan in 2002 for Mr. Stevenson at a value of $68,472, for Ms. Haines at a value of $35,412, for Mr. London at a value of $35,412, for Mr. Bugbee at a value of $51,372 and for Mr. Blaustein at a value of $37,122, and in 2002 amounts r eflecting the cost of group-term life insurance coverage for Mr. Stevenson at a cost of $630, for Ms. Haines at a cost of $630, for Mr. London at a cost of $1,806, for Mr. Bugbee at a cost of $420, and for Mr. Blaustein at a cost of $1,806. Mr. Blaustein resigned effective April 19, 2004. In connection with his departure, the Company agreed to pay for accrued and unused vaction time in the amount of $149,077 and an amount equal to one year’s base salary payable over the one year period, which amounted to $285,000 during the remainder of 2004.

(6)	Mr. Mackey was named Senior Vice President of OMI Marine Services LLC on December 1, 2004. Prior thereto he was not an executive officer.

(7)	Mr. Blaustein resigned effective April 19, 2004.

Employment Contracts

OMI has employment agreements with Messrs. Stevenson, Bugbee, London, Mackey and Ms. Haines which provide for an annual base salary and a performance incentive bonus. The base salary is the amount paid in the previous year plus any raise granted by the OMI Board. Under the contracts, bonuses are paid at the discretion of the OMI Board. Each of these agreements also provides that if the executive’s employment (i) is terminated without cause (as defined in his employment agreement), (ii) the executive voluntarily terminates his employment within 90 days of a relocation (following a Change in Control) or reduction in compensation or responsibilities, or (iii) the executive is disabled (as defined in his employment agreement), such executive will continue to receive base salary and other benefits for a period of two years. Following a Change in Control (as defined in the executive’s employment agreement), the executive’s future bonuses will be equal to 150% of the executive’s annual salary. If such an executive’s employment is terminated by the Company (other than for ‘’cause’’ or becoming ‘’disabled’’) within two years after a Change in Control, OMI is required to pay the executive a bonus equal to 150% of the then effective annual salary of the executive (the “termination bonus”). In addition, in the event of a Change in Control (as defined in the employment agreement) and if any such executive’s employment is terminated by OMI without cause (other than for reasons of disability) or by the employee as described in clause (ii) above, within 2 years before or after such a Change in Control, OMI will pay such executive an amount equal to three times the sum of the executive’s then current base salary and termination bonus, reduced, in the case of a termination occurring prior to such a change in control by any severance theretofore paid to the executive under the executive’s employment agreement. If terminated other than for cause following a change in control, the gross payments to the named executives, assuming 2005 salaries in effect, would be for Mr. Stevenson $8,100,000, for Mr. Bugbee $6,750,000, for Ms. Haines $4,050,000, for Mr. London $3,690,000, and for Mr. Mackey $3,060,000.

Option Grants in Last Fiscal Year

In 2004 the named executive officers were not granted any options.

Aggregate Option Exercises in 2004 and Year-End Options Values

In 2004, the named executives exercised options as below. As of December 31, 2004 and the date hereof no named executives have options either exercisable or unexercisable. The following also summarizes the named executive officers’ year-end option values:

			Number of
	Shares		Securities Underlying	Value of
	Acquired on	Value	Unexercised Options	In-The-Money Options
	Exercise	Realized($)	at Fiscal Year End	at Fiscal Year End

Craig H. Stevenson, Jr.	0	0	0(1)	$0(1)
			0(2)	0(2)
Robert Bugbee	0	0	0(1)	$0(1)
			0(2)	0(2)
Fredric S. London	220,000	1,157,647	0(1)	$0(1)
			0(2)	0(2)
Kathleen C. Haines	0	0	0(1)	$0(1)
			0(2)	0(2)
Cameron K. Mackey	0	0	0(1)	$0(1)
			0(2)	0(2)
Henry Blaustein	30,000	57,582	0(1)	$0(1)
			0(2)	0(2)

(1)	Exercisable

(2)	Unexercisable

Equity Compensation Plans

The following table summarizes information, as of December 31, 2004, relating to equity compensation plans of the Company pursuant to which grants of options and restricted stock have been granted from time to time.

EQUITY COMPENSATION PLAN INFORMATION

			Number of securities
			remaining available for
	Number of securities to	Weighted-average	future issuance under
	be issued upon exercise	exercise price of	equity compensation plans
	of outstanding options,	outstanding options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column (a))

Plan category	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	185,000	$5.16	3,285,554
Equity compensation plans not approved by security holders	0	N/A	—

Total	185,000	$5.16	3,285,554

(1)
Issuances are no longer permitted under any plan except the OMI Corporation 2003 Stock Incentive Plan (the “2003 Plan”). No options have been issued under the 2003 Plan. No more than 1,400,000 shares of restricted stock may be awarded under the 2003 Plan. During 2004, 287,923 shares of restricted stock were issued to senior management, directors and other employees.

Comparative Performance Graph

Set forth below is a graph comparing the cumulative total shareholder return on the Company’s Common Stock with the cumulative total return of the Dow Jones Composite Index and the Dow Jones U.S. Marine Transportation Index for the past five years.

COMPARISON OF CUMULATIVE TOTAL RETURNS
Among OMI Corporation, Dow Jones Composite Index and
Dow Jones U.S. Marine Transportation Index
Fiscal Year Ending December 31

	12/31/1999	12/31/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004

OMI Corporation	$100.00	$312.00	$193.00	$199.00	$433.00	$830.00
Dow Jones US Marine Transportation Index	$100.00	$124.00	$127.00	$120.00	$182.00	$256.00
Dow Jones US Composite Index	$100.00	$91.00	$80.00	$62.00	$81.00	$91.00

Independent Registered Public Accounting Firm Fee Information

The following table summarizes the aggregate fees for services provided to OMI Corporation by Deloitte & Touche LLP, its independent auditor:

($ in thousands)	2004	2003

Audit Fees (a)	$807	$ 479
Audit-Related Fees (b)	29	25
Tax Fees (c)	18	24
All Other Fees (d)	0	0

Total	$854	$528

(a)	Fees for audit services provided in 2004 consisted of:

	•	Audit of the Company’s annual financial statements

	•	Reviews of the Company’s quarterly financial statements

	•	Comfort letters, consents and other services related to Security and Exchange Commission (“SEC”) matters

	•	Attestation of management’s assessment of internal control over financial reporting and the Company’s internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002, Section 404

Fees for audit services provided in 2003 consisted of:

	•	Audit of the Company’s annual financial statements

	•	Reviews of the Company’s quarterly financial statements

	•	Comfort letters, consents and other services related to SEC matters

(b)	Fees for audit-related services provided in 2004 and 2003 consisted of:

	•	Employee benefit plan audits

(c)	Fees for tax services billed in 2004 and 2003 consisted of tax compliance services consisting of:

	•	Sales and use, property and other tax return assistance

	2004	2003

Memo: Ratio of Tax Planning and Advice Fees and All Other Fees to Audit Fees, Audit-Related Fees and Tax Compliance Fees	0.02:1	0.05:1

(d)  The Company did not pay any other fees to the independent auditor during 2004 or 2003.

In considering the nature of the services provided by the independent auditor, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Pre-Approval Policy

The services performed by the independent auditor in 2004 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. This policy describes the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that the independent auditor may perform. The policy requires that prior to the beginning of each fiscal year, a description of the services (the “Service List”) expected to be performed by the independent auditor in each of the Disclosure Categories in the following fiscal year be presented to the Audit Committee for approval.

Services provided by the independent auditor during the following year that are included in the Service List were pre-approved following the policies and procedures of the Audit Committee.

Any requests for audit, audit-related, tax, and other services not contemplated on the Service List must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

In addition, although not required by the rules and regulations of the SEC, the Audit Committee generally requests a range of fees associated with each proposed service on the Service List and any services that were not originally included on the Service List. Providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting the Company to receive immediate assistance from the independent auditor when time is of the essence.

On a quarterly basis, the Audit Committee reviews the status of services and fees incurred year-to-date against the original Service List and the forecast of remaining services and fees for the fiscal year.

The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances. The provision allows for the pre-approval requirement to be waived if all of the following criteria are met:

1.	The service is not an audit, review or other attest service;

2.	The aggregate amount of all such services provided under this provision does not exceed five percent of total fees paid to the independent auditor in a given fiscal year;

3.	Such services were not recognized at the time of the engagement to be non-audit services (to date the SEC has not provided any guidance with respect to determining whether or not a service was “recognized” at the time of the engagement. We believe that the SEC intended the term “recognized” to mean “identified”);

4.	Such services are promptly brought to the attention of the Audit Committee and approved by the Audit Committee or its designee; and

5.	The service and fee are specifically disclosed in the Proxy Statement as meeting the de minimis requirements.

Approval of Independent Registered Public Accounting Firm

The Audit Committee has appointed Deloitte & Touche LLP as auditors of OMI and subsidiaries for the year 2005. A representative of Deloitte & Touche LLP, who have been the auditors of OMI since its spin-off in 1998, is expected to be present at the meeting with the opportunity to make a statement if he desires to do so and to respond to appropriate questions.

The Board of Directors recommends a vote in favor of ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2005.

Section 16(a) Reporting

Section 16(a) of the 1934 Act requires the Company’s executive officers and directors and holders of more than 10% of the Company’s common stock (collectively, “reporting persons’’) to file reports of ownership and changes in ownership of the Company’s equity securities with the Securities and Exchange Commission and the New York Stock Exchange. Based upon a review of the copies of such reports furnished to the Company, the Company believes that all reports by such reporting persons were timely filed.

Other Matters

OMI has no knowledge of any matters to be presented to the meeting other than those set forth above. The persons named in the accompanying form of proxy will use their own discretion in voting with respect to matters which are not determined or known at the date hereof.

Any interested party may communicate with the Board of Directors or a specific director by writing to the Director and mailing it to the Company. Those addressed to the specified director will be forwarded to that director. Other communications will be forwarded to the Lead Director or the Chairman of the Audit Committee. Management will not read the communication unless the recipient has read it and presented it to management.

The Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2004, which contains the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 is being mailed to Stockholders together with this material. The Annual Report and Form 10-K do not form any part of the material for the solicitation of any proxy.

Copies of OMI’s Annual Report on Form 10-K, excluding exhibits, are available to any stockholder, at no charge, by writing to: Corporate Relations Department, OMI Corporation, One Station Place, Stamford, CT 06902. OMI’s Annual Report is also posted on the Company’s website: http://www.omicorp.com.

Shareholder Proposals

Any proposals of stockholders to be presented at OMI’s 2006 Annual Meeting must be received at OMI’s principal executive offices, One Station Place, Stamford, CT 06902, Attention: Secretary, not later than December 31, 2005, for inclusion in OMI’s proxy statement and form of proxy relating to that Annual Meeting. A shareholder who intends to present an item of business at the 2006 Annual Meeting of Stockholders (other than a proposal submitted for inclusion in the Company’s proxy materials) must provide notice of such business to the Secretary of the Company on or before March 3, 2006.
By Order of the Board of Directors

FREDRIC S. LONDON
Secretary

Stamford, Connecticut
March 29, 2005

OMI CORPORATION

Notice of
Annual Meeting
and
Proxy Statement
Annual Meeting
of Stockholders
May 19, 2005
9:00 A.M.
One Station Place
Stamford, Connecticut

ANNUAL MEETING OF STOCKHOLDERS OF

OMI CORPORATION

May 19, 2005

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

The Board of Directors recommends a vote FOR all nominees in Proposal 1 and FOR Proposal 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE |X|

1.	FOR election of the following three CLASS I directors for a three–year term, each to hold office until his or her successor shall be elected and qualified:					FOR	AGAINST	ABSTAIN
		NOMINEES:		2.	Ratification of the Appointment of Deloitte & Touche LLP as the Corporation's independent registered public accounting firm for the year 2005.
	FOR ALL NOMINEES	( )	Robert Bugbee
		( )	James N. Hood
	WITHHOLD AUTHORITY FOR ALL NOMINEES	( )	Philip J. Shapiro	This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no such directions are given with respect to all or some items, as to such items, this Proxy will be voted FOR Proposals 1 and 2.

FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ( )

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

OMI CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     KNOW ALL PERSONS BY THESE PRESENTS that the undersigned stockholder of OMI CORPORATION (the ''Corporation'') does hereby constitute FREDRIC S. LONDON and KATHLEEN C. HAINES, and each of them, attorneys and proxies with full power of substitution to each, for and in the name of the undersigned and with all the powers the undersigned would possess if personally present, to vote all the shares of Common Stock of the undersigned in the Corporation at the Annual Meeting of Stockholders of the Corporation, to be held at One Station Place, Stamford, Connecticut 06902 on Thursday, May 19, 2005 at 9:00 A.M., on all matters as may properly come before the meeting, as set forth in the Notice of Annual Meeting of Stockholders dated March 21, 2005 and at any and all adjournments thereof.

     The Board of Directors recommends that stockholders vote FOR the election of the nominees for directors and for the ratification of the appointment of Deloitte & Touche LLP as the Corporation's independent registered public accounting firm. If no specification is made as to any proposal, the shares will be voted FOR the election of the nominees for directors and FOR the ratification of the appointment of Deloitte & Touche LLP as auditors.

(Continued, and to be marked, dated and signed on the reverse side)

14475